Exhibit 10.48
October 25, 2011

Mr. Michael W. Coble
779 Argonne Ave. NE
Atlanta, GA 30308

Dear Michael,

As we discussed, effective as of 11:59 p.m. on October 31, 2011 (the "Separation Date"), you will retire from Outback Steakhouse International, Inc. (the "Company") and your employment with the Company and its subsidiaries and affiliates will terminate. The purpose of this letter agreement (the "Agreement") is to confirm the agreement between you and the Company concerning your separation from the Company and the related severance arrangements, as follows:

1.     Termination; Duties Until Separation Date. Effective as of the Separation Date, your employment with the Company will terminate, and you will resign from all other positions, offices and directorships that you hold with the Company, Kangaroo Holdings, Inc. ("Holdings"), OSI Restaurant Partners, LLC (“OSI”) or any of their respective affiliates or subsidiaries. From the date first written above until the Separation Date, you shall continue to serve as the President of the Company on the terms contained in the Employment Agreement between you and the Company dated January 1, 2002 (the "Employment Agreement"). Your right to receive the benefits under this Agreement is conditioned upon your continued compliance with the covenants contained in the Employment Agreement and the fulfillment of your duties thereunder. As of the Separation Date, the Employment Agreement will terminate except as expressly provided in this Agreement.

2.     Final Wages and Business Expenses. In accordance with the Employment Agreement, you will receive any base salary earned by you during the current payroll period, through the Separation Date, to the extent not previously paid. You will also be reimbursed for any unreimbursed business expenses incurred under Section 7 of the Employment Agreement, provided you submit appropriate substantiation and documentation in accordance with Company policy. These amounts will be paid to you within thirty (30) days of the Separation Date whether or not you accept this Agreement.

Michael W. Coble
October 26, 2011

3.    Severance Benefits. In consideration of your acceptance of this Agreement, and subject to (i) your executing a release agreement in the form attached hereto as Exhibit A (the "Release") (ii) your continued compliance with your obligations under this Agreement and under Sections 9, 10, 11, 12, 14 and 29 of the Employment Agreement, the Company will provide you with the following severance pay:

(A) In full satisfaction of its obligations under Section 8(f) of the Employment Agreement, the Company will provide you with a severance payment equal to Four Hundred Thousand Dollars ($400,000) payable as follows:
(i) Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33) payable on November 15, 2011;
(ii) Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33) payable on December 15, 2011; and
(iii) Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 34/100 Dollars ($333,333.34) payable on February 15, 2012; and
(B) In lieu of any payment pursuant to the Company's bonus program for the calendar year 2011, you will be entitled to receive a severance payment equal to the amount of the annual bonus you would have received for the 2011 calendar year calculated without pro-ration for actual days worked, and based on the 2011 bonus plan approved by the Compensation Committee of the Board of Directors of the Company and your annual bonus target percentage. Any bonus payment under this subsection (B) shall be paid in a single lump sum payment within ninety (90) days after December 31, 2011.

Timing of the payments listed above shall be subject to the provisions of Section 5 below. The sum of (A) plus (B) shall be known as the “Severance Payment”.

4.    Stock and Stock Options.

(a) Of the Ninety-five Thousand (95,000) options to purchase shares of the common stock of Holdings at Six and 50/100 Dollars ($6.50) per share granted to you pursuant to that certain Replacement Option Agreement dated as of April 6, 2010 between you and Holdings ("Option Agreement #1"), the Twenty-eight Thousand Five Hundred (28,500) that are currently unvested shall be forfeited as of the Separation Date. The remaining Sixty-six Thousand Five Hundred (66,500) vested options to purchase shares of the common stock of Holdings at Six and 50/100 Dollars ($6.50) per share granted to you pursuant to Option Agreement, shall continue to be governed by Option Agreement #1, the terms of the Holdings 2007 Equity Incentive Plan (the "Equity Plan") and the other agreements referenced therein.
(b) Of the Ninety-four Thousand (94,000) options to purchase shares of the common stock of Holdings at Six and 50/100 Dollars ($6.50) per share granted to you pursuant to that certain Replacement Option Agreement dated as of April 6, 2010 between you and Holdings ("Option Agreement #2"), the Twenty-eight Thousand Five Hundred (28,200) that are currently unvested shall be forfeited as of the Separation Date. The remaining Sixty-five Thousand Eight Hundred (65,800) vested options to purchase shares of the common stock of Holdings at Six and 50/100 Dollars ($6.50) per share granted to you pursuant to Option Agreement, shall continue to be governed by Option Agreement #2, the terms of the Equity Plan and the other agreements referenced therein.
(c) Your 100,000 shares of stock in Holdings (“Holdings Stock”) shall remain unchanged and shall continue to be governed by the Stockholders Agreement (the “Stockholders Agreement”) and

Michael W. Coble
October 26, 2011

Registration Rights Agreement (the “Registration Rights Agreement”), each dated June 14, 2007 and entered into by you, Holdings and other stockholders of Holdings.

5.    Conditions to the Company's Obligations. Any obligation of the Company, Holdings or any of their respective affiliates under Section 3 or 4 hereof is conditioned upon (i) your executing this Agreement (which includes the release of claims included in Section 12 below) and (ii) your executing the Release and delivering it to the Company within ten (10) calendar days of the Separation Date; provided, however, that the Company shall not be required to make any Severance Payment prior to the eighth calendar day following the date of your signing the Release, provided you have not revoked such Release.

6.     Tax Withholding. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

7.     Acknowledgement of Full Payment and Status of Benefits. You agree that the payments and benefits provided under Sections 2 and 3 of this Agreement and described in Section 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its affiliates, whether arising under the Employment Agreement or otherwise, in connection with your employment or the termination thereof, and that, except as expressly provided in this Agreement, nothing further is owed to you by the Company or Holdings or any of their respective affiliates. You will not continue to earn vacation or other paid time off after the Separation Date and your participation in all employee benefit plans and programs of the Company and its affiliates will end as of the Separation Date, in accordance with the terms of those plans and programs.

8.     Confidentiality, Non-Competition and Non-Solicitation. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You hereby acknowledge, reaffirm, and agree to comply with all of your post-employment confidentiality, non-solicitation, noncompetition and other obligations under Sections 9, 10, 11, 12 and 14 of the Employment Agreement (the "Restrictive Covenants"), in accordance with the terms thereof. The Company's obligations to provide any of the payments and benefits set forth in this Agreement are expressly conditioned on your continued full compliance with the Restrictive Covenants, the covenant contained in Section 29 of the Employment Agreement and your compliance with the covenants contained in this Agreement, including, but not limited to, those contained in Section 9 below.

9.     Non-Disparagement. You agree that from and after the date hereof you will not make any false, misleading or disparaging statements about, or otherwise criticize, the Company, OSI, Holdings, or any of their respective affiliates, directors, employees, officers, agents, products or services.

10.     Return of Documents and Other Property. In signing this Agreement, you agree that, prior to the Separation Date, you will return to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its

Michael W. Coble
October 26, 2011

affiliates as required by Section 11 of the Employment Agreement, and all keys and other property of the and its subsidiaries and affiliates in your possession or control. As of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation their electronic mail systems. Further, you agree that prior to the Separation Date you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on its computer network or system.

11.     Cooperation. You agree to cooperate fully with all reasonable requests for information and participation by the Company, its agents or attorneys in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company or its affiliates and in which you are involved or about which you have knowledge.

12.     Release of Claims.

(a)     In exchange for the Severance Payment and other benefits provided to you under this Agreement, which are contingent on your signing this Agreement, which includes this release of claims, and to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company, Holdings, and their respective subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which you have had in the past, now have or might have, through the date of your signing of this Agreement, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with your employment by the Company or any of its subsidiaries or other affiliates, or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement.

(b)     Excluded from the scope of the release of claims set forth in Section 12(a) is (i) any claim arising under terms of this Agreement after the effective date of this Agreement, (ii) payment of any severance amounts pursuant to Section 3 of this Agreement, and any vested rights, payments, or benefits due under any employee benefit plan sponsored or maintained by the Company or any of its affiliates, (iii) any claim arising out of Option Agreement #1, Option Agreement #2 or the Holdings Stock, (iv) any right of indemnification or contribution pursuant to the Articles Of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (v) any right of indemnification or contribution that you have pursuant to any written stockholder agreement between you and the Company or any of its subsidiaries or other affiliates.

(c)     You also acknowledge that you have been advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to executing this Agreement, and that you have had sufficient time to consider this Agreement and to consult with

Michael W. Coble
October 26, 2011

an attorney, if you wished to do so, or to consult with any other person of your choosing before signing, and you are signing this Agreement voluntarily and with a full understanding of its terms. You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

13.     Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your rights and obligations under or with respect to Option Agreement #1, Option Agreement #2, the Stockholders Agreement, the Registration Rights Agreement, and your post-employment obligations under Sections 9, 10, 11, 12, 14 and 29 of the Employment Agreement and the Company's rights and remedies under the Employment Agreement, including those other provisions of the Employment Agreement that are necessary or desirable for the enforcement of the aforementioned surviving provisions, all of which shall remain in full force and effect in accordance with their terms. Nothing in this Agreement shall discharge or otherwise affect your obligations under the Stockholders Agreement, the Registration Rights Agreement.

14.     Section 409A. Any taxable welfare benefits provided to you pursuant to this Agreement (the "Applicable Benefits") shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 1 05(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. Further, no Applicable Benefits may be liquidated or exchanged for another benefit.

15.     Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of comity or conflicts of laws thereof.

If the terms of this Agreement are acceptable to you, please sign, date and return it to the Company. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

/s/ Joseph Kadow	ACCEPTED:	/s/ Michael W. Coble
Joseph Kadow		10/31/11
Executive Vice President